GREENSPRING FUND
EIGHTH AMENDMENT TO THE CUSTODY AGREEMENT

    THIS EIGHTH AMENDMENT dated as of the last date in the signature block, and effective July 1, 2022, to the Custody Agreement, dated as of June 28, 2005, as amended (the "Agreement"), is entered into by and between GREENSPRING FUND, a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.Articles 13.1 Effective Period and 13.2 Termination shall be superseded and replaced with the following:

13.1 Effective Period. This Agreement will continue in effect until June 30, 2025.
13.2 Termination and Early Termination. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to June 30, 2025, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.
In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2025, the Fund agrees to pay the following fees:
a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination. In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

2.Amended Exhibit C, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit C attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND		U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Elizabeth Agresta Swam	By:	/s/ Michael Barolsky
Name:	Elizabeth Agresta Swam	Name:	Michael D. Barolsky
Title:	CCO	Title:	Senior Vice President
Date:	5/11/22	Date:	5/12/22

Amended Exhibit C to the Custody Agreement – Greenspring Fund
Custody Services Fee Schedule at July 1, 2022
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
[...] basis point on the first $[...] million
[...] basis point on the balance
$[...] - Minimum annual fee per fund
Plus portfolio transaction fees
Portfolio Transaction Fees
■$[...]- Book entry DTC transaction, Federal Reserve transaction, principal paydown
■$[...] - Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
■$[...] - Option/SWAPS/future contract written, exercised or expired
■$ [...] - Mutual fund trade, Margin Variation Wire and outbound Fed wire
■$[...] - Physical security transaction
■$ [...] - Check disbursement (waived if U.S. Bank is Administrator)
■$ [...] - Manual instructions fee. (Additional Per Securities and Cash Transactions)
■$[...]- Cancellation/Repair fee. (Additional Per Securities and Cash Transactions)
■$[...] - Per Non-USD wire.
■$ [...] - Per Non-FX Executed at U.S. Bank
■$[...] - Monthly charge on zero valued securities (Per ISIN)
■$ [...] - Per Proxy Vote cast.
■$ [...] - Dormant account fee (one year no activity)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Chief Compliance Officer Support Fee
■WAIVED
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
■See Additional Services fee schedule for global servicing.
■$ [...] per custody sub - account per year (e.g., per sub -adviser, segregated account, etc.)
■Class Action Services - $ [...] filing fee per class action per account, plus 3% of gross proceeds, up to a maximum per recovery not to exceed $[...].
■No charge for the initial conversion free receipt.
■Overdrafts - charged to the account at prime interest rate plus [...]%, unless a line of credit is in place.
■Additional fees will apply - Third Party lending.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., margin management services, securities lending services, compliance with new SEC rules and reporting requirements).

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative). CPI IS WAIVED IF CONTRACT TERM IS FOR AT LEAST THREE YEARS. CPI WILL APPLY IF SERVICES ARE PROVIDED BEYOND THE CONTRACT TERM UNLESS A NEW CONTRACT IS IN PLACE OR BOTH PARTIES AGREE TO EXTEND THE TERM OF THIS CONTRACT THROUGH MUTUAL AGREEMENT.

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

At U.S. Bank, we hold ourselves to the highest standard of service and commitment to the industry. We innovate and evolve along with our clients to ensure that U.S. Bank remains a reliable and effective advocate for each of our client relationships. U.S. Bank has developed a bespoke service model that provides each client with a dedicated service team, timely and accurate processing and reporting standards, effective regulatory and compliance controls, and consistent investment in technology. U.S. Bank has earned a reputation as a stable and reliable partner by responding successfully and strategically to an ever-changing economic landscape. With more than 150 years of experience, U.S. Bank possesses the breadth and depth of knowledge and experience to meet your needs, both now and in the future.

Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee	Country	Safekeeping (BPS)	Transaction Fee
Argentina	[...]	$[...]	Hong Kong	[...]	$[...]	Poland	[...]	$[...]
Australia	[...]	$[...]	Hungary	[...]	$[...]	Portugal	[...]	$[...]
Austria	[...]	$[...]	Iceland	[...]	$[...]	Qatar	[...]	$[...]
Bahrain	[...]	$[...]	India	[...]	$[...]	Romania	[...]	$[...]
Bangladesh	[...]	$[...]	Indonesia	[...]	$[...]	Russia	[...]	$[...]
Belgium	[...]	$[...]	Ireland	[...]	$[...]	Saudi Arabia	[...]	$[...]
Bermuda	[...]	$[...]	Israel	[...]	$[...]	Serbia	[...]	$[...]
Botswana	[...]	$[...]	Italy	[...]	$[...]	Singapore	[...]	$[...]
Brazil	[...]	$[...]	Japan	[...]	$[...]	Slovakia	[...]	$[...]
Bulgaria	[...]	$[...]	Jordan	[...]	$[...]	Slovenia	[...]	$[...]
Canada	[...]	$[...]	Kenya	[...]	$[...]	South Africa	[...]	$[...]
Chile	[...]	$[...]	Kuwait	[...]	$[...]	South Korea	[...]	$[...]
China Connect	[...]	$[...]	Latvia	[...]	$[...]	Spain	[...]	$[...]
China (B Shares)	[...]	$[...]	Lithuania	[...]	$[...]	Sri Lanka	[...]	$[...]
Colombia	[...]	$[...]	Luxembourg	[...]	$[...]	Sweden	[...]	$[...]
Costa Rica	[...]	$[...]	Malaysia	[...]	$[...]	Switzerland	[...]	$[...]
Croatia	[...]	$[...]	Malta	[...]	$[...]	Tanzania	[...]	$[...]
Cyprus	[...]	$[...]	Mauritius	[...]	$[...]	Taiwan	[...]	$[...]
Czech Republic	[...]	$[...]	Mexico	[...]	$[...]	Thailand	[...]	$[...]
Denmark	[...]	$[...]	Morocco	[...]	$[...]	Tunisia	[...]	$[...]
Egypt	[...]	$[...]	Namibia	[...]	$[...]	Turkey	[...]	$[...]
Estonia	[...]	$[...]	Netherlands	[...]	$[...]	UAE	[...]	$[...]
Eswatini	[...]	$[...]	New Zealand	[...]	$[...]	Uganda	[...]	$[...]
Euroclear (Eurobonds)	[...]	$[...]	Nigeria	[...]	$[...]	Ukraine	[...]	$[...]
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	[...]	$[...]	United Kingdom	[...]	$[...]
Finland	[...]	$[...]	Oman	[...]	$[...]	Uruguay	[...]	$[...]
France	[...]	$[...]	Pakistan	[...]	$[...]	Vietnam	[...]	$[...]
Germany	[...]	$[...]	Panama	[...]	$[...]	West African Economic Monetary Union (WAEMU)*	[...]	$[...]
Ghana	[...]	$[...]	Peru	[...]	$[...]	Zambia	[...]	$[...]
Greece	[...]	$[...]	Philippines	[...]	$[...]	Zimbabwe	[...]	$[...]
*Transaction Fee includes: Receive Versus Payment (RVP), Delivery Versus Payment (DVP), FREE REC, and FREE DEL activity related to securities settlement within U.S. Bank sub-custodian network.

Global Custody Base Fee
$[...] monthly base fee of per fund will apply. If no global assets are held within a given month, the monthly base charge will not apply for that month. "Safekeeping and transaction fees are assessed on security and currency transactions."
Global Custody Tax Services:
■Global Filing: $[...] per annum
■U.S. Domestic Filing: $[...] per annum (Only ADR
■Any client who does not elect for tax services (and does them themselves, would be charged an out of pocket expense per the normal process).
Miscellaneous Expenses
■Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
■A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
■SWIFT reporting and message fees.